Exhibit 99.1

800 Second Avenue New York, NY 10017	Tel 212 682 6300 Fax 212 697 0910

Compass Diversified Trust	Investor Relations Contact:
James J. Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jim@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Group Diversified Holdings LLC and Compass Diversified Trust Declare
Second Quarter 2007 Distribution
Westport, CT, July 10, 2007 – Compass Group Diversified Holdings LLC and Compass Diversified Trust (NASDAQ: CODI) (collectively, “CODI” or the “Company”) announced today that CODI will make a cash distribution of $0.30 per share to holders of CODI shares, payable on July 27, 2007 to all holders of record as of July 25, 2007.
About Compass Diversified Trust
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC and was founded in 1940.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.
Investor Relations, Public Relations & Marketing Communications

CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 144 branch locations in 18 states and was founded in 1970.
Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO and was founded in 1989.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL and was founded in 1952.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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